Exhibit 10.1
CONFIDENTIAL SEPARATION AND CONSULTING AGREEMENT
This Confidential Separation and Consulting Agreement (“Agreement”) is entered into on July 31, 2026 by and between Arteris, Inc. (the “Company”) and Nick Hawkins (“Executive”).
WHEREAS, the Company and Executive have agreed that since Executive has announced Executive’s retirement, Executive’s employment with the Company will end and thus terminate effective as of September 7, 2026 (the “Employment Departure Date”) and Executive shall thereafter provide certain consulting services to the Company, in each case, subject to the terms and conditions set forth in this Agreement; and
WHEREAS, if Executive signs and returns this Agreement in accordance with Section 8 below, then this Agreement shall become a binding agreement between Executive and the Company on the date Executive signs this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, Executive and the Company agree as follows:
1.Termination of Employment, Severance and Consulting Services.
1.1Termination of Employment. Regardless of whether Executive signs this Agreement, Company and Executive mutually agree that Executive’s last day of employment with the Company and any of its affiliates shall be the Employment Departure Date described above. Effective as of the Employment Departure Date, Executive’s employment with the Company and its affiliates shall terminate, and Executive shall automatically be deemed to resign from all Executive’s positions with the Company and its affiliates without any further action by Executive or the Company or any of its affiliates.
1.2Accrued Obligations. Regardless of whether Executive signs this Agreement, Company and Executive mutually agree that no later than the Employment Departure Date described above, the Company shall pay to Executive (a) all accrued salary through the Employment Departure Date, (b) all accrued unused paid time off through the Employment Departure Date, and (c) any unreimbursed business expenses incurred and submitted by Executive prior to the Employment Departure Date in accordance with Company policy (the “Accrued Obligations”).
1.3Severance Upon Termination of Employment. Subject to and conditioned upon (a) Executive’s execution of this Agreement, including Executive’s timely execution and non-revocation of the general release of claims attached hereto as Exhibit A (the “Release”), (b) Executive’s continued employment through the Employment Departure Date or if Executive’s employment is terminated without Cause, and (c) Executive’s continued compliance with the Continuing Obligations (as defined below) (collectively, the “Severance Preconditions”), the Company shall provide Executive with the following severance benefit (the “Severance Benefit”): provided Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the Company’s portion of the premium for Executive and Executive’s covered dependents through the earlier of (A) the eighteen (18) month anniversary of the Employment Departure Date and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that notwithstanding the foregoing, (1) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal

Revenue Code of 1986, as amended, (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (2) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments; provided further that (x) after the Company ceases to pay COBRA premiums pursuant to this Section 1.3, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA, and (y) Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. Executive acknowledges and agrees that it is Executive's sole responsibility to timely elect COBRA continuation coverage and to timely re-enroll and affirmatively elect coverage at each applicable enrollment period during the COBRA continuation coverage period. The Company shall have no obligation to enroll or to prompt Executive to timely enroll in COBRA coverage, or to take any corrective action in the event Executive fails to meet an applicable enrollment deadline.
1.4Consulting Services, Consideration and Restrictive Covenant.
(a)If Executive satisfies the Severance Preconditions, then the Company will retain Executive as a consultant commencing on the Employment Departure Date and continuing until August 31, 2027 (the “Consulting Period”). During the Consulting Period, Executive will use Executive’s best efforts to serve as a transitional advisor to the Company as requested in writing by the Board, or in writing by the Company’s Chief Executive Officer (or by its then Chief Financial Officer (the “CFO”) as preapproved by the Company’s Chief Executive Officer), and shall if so requested in writing provide transitional services and such other services that are appropriate for an individual of Executive’s knowledge, experience, and past status as CFO (the “Consulting Services”). For clarity, Executive shall have no duties to the Company, nor contacts or communications with Company vendors, bankers, partners or other third parties for Company matters, except at the Company’s Chief Executive Officer’s written request. Executive shall not be required to provide more than 20 hours per month of Consulting Services for the first month and 10 hours of Consulting Services for each month thereafter. The Company may only terminate the consulting arrangement prior to the end of the Consulting term if Executive materially breaches this Agreement (and such breach is not cured within a reasonable time period not to exceed thirty (30) days).
(b)As consideration for the Consulting Services, the Company shall submit to the Compensation Committee of the Board for approval the modification of the award agreements evidencing Executive’s outstanding and unvested time-based restricted stock unit awards and stock option awards under a Modified Vesting Schedule (defined below) set forth on Exhibit B (collectively, the “Outstanding Equity Awards”) as of the Employment Departure Date as follows: Subject to the terms and conditions of the 2021 Incentive Award Plan and the applicable award agreements thereunder, and further subject to Executive’s continued non-engagement in the Conflicting Activities (as defined below) during the Restricted Period (as defined below) and Executive’s compliance with the Continuing Obligations (as defined below), each of Executive’s Outstanding Equity Awards shall continue to vest during the Consulting Period at fifty percent (50%) of the rate at which each such award would have otherwise vested pursuant to the original vesting schedule (the “Modified Vesting Schedule”), subject to Executive’s continuous service through each such vesting date and Executive’s execution and non-revocation of a general release of claims substantially similar to the Release on or following the last day of the Consulting Period (the “Additional Release”). Notwithstanding the foregoing, and anything to the contrary in the 2021 Incentive Award Plan or the award agreement evidencing the applicable award thereunder:

(i)Any portion of Executive’s Outstanding Equity Awards that is unvested as of the last day of the Consulting Period (after giving effect to the Modified Vesting Schedule) shall be automatically forfeited and cancelled for no consideration as of such date, without further action by either party.
(ii)Any performance-based restricted stock units (“PBRSUs”) that have not vested as of the Employment Departure Date shall be automatically forfeited and cancelled for no consideration as of the Employment Departure Date, without further action by either party. Accordingly, no PBRSUs are set forth on Exhibit B.
(iii)During the Consulting Period (the “Restricted Period”) without the prior written consent of the Board of Directors of the Company (the “Board”) the Executive hereby agrees not to, directly or indirectly: (A) accept, commence, or maintain any employment as an employee or consultant, or render service as an employee or consultant, for any person, or at any company, firm, corporation, or other entity, in whatever form, if such entity is a Competitive Business; and/or (B) (a) induce or attempt to induce any individual who is as of the Employment Departure Date, or during the 3 months immediately preceding the date thereof was, an employee, individual consultant, individual independent contractor, or director of the Company (any such individual, a “Restricted Person”), for employment or services; to leave his or her employment, independent contractor or consultancy relationship with the Company; (b) induce or attempt to induce any client, customer, vendor or other business relationship of the Company to cease or reduce doing business with the Company; or (c) interfere with or otherwise impair the business relationships of the Company (whether formed prior to, or after the date of this Agreement) with any of its employees, individual consultants, individual independent contractors, directors, clients, customers, vendors or suppliers (the activities prohibited in (A), (B) and (C) the “Conflicting Activities”). In the event Executive directly or indirectly engages in Conflicting Activities during the Restricted Period any unvested Outstanding Equity Awards held by Executive as of the date Executive began engaging in such Conflicting Activities shall immediately cease vesting, shall be forfeited, and shall terminate and cease to be outstanding, in each case without any consideration to Executive and without further action by either party. Any reasonable determination by the Board as to whether Executive has engaged in Conflicting Activities, and as to the date on which Executive began engaging in such Conflicting Activities, shall be final and binding on Executive. As used in this Agreement, "Competitive Business” means semiconductor interconnect IP such as software and services and/or SOC integration software and services.
(iv)Executive acknowledges and agrees that, during the Consulting Period, Executive will not be eligible to participate in the Company’s Employee Stock Purchase Plan (ESPP), any long-term incentive plan (LTIP) of the Company.
(c)During the Consulting Period, (i) Executive’s relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Employment Departure Date, (ii) Executive will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and Executive shall be solely responsible for all tax returns and payments required to be filed with or made to any international or U.S. federal, state or local tax authority with respect to Executive’s performance of services, deliverables and receipt of fees under this Agreement and (iii) Executive will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company, and (iv) Executive will not engage in any other employment, occupation or consulting directly related to the Competitive Business.

1.5Termination and Consulting Representations. Executive acknowledges and agrees that the payments and benefits described in Section 1 constitute adequate legal consideration for the promises and representations made by Executive in this Agreement. In addition, Executive hereby represents that, as of the Employment Departure Date, Executive will have been paid all wages earned, owed and for all hours worked, and Executive has received all the leave and leave benefits and protections for which Executive is eligible, pursuant to the Family and Medical Leave Act, or any applicable law or Company policy. Executive acknowledges that the payments and benefits described in this Section 1 shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company and its affiliates or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state or local statute or regulation. Executive acknowledges and agrees that, in the event Executive breaches (and such breach is not cured within a reasonable time period not to exceed thirty (30) days) this Agreement, the Release, the Additional Release, or any of the Continuing Obligations, or engages in any Conflicting Activities during the Restricted Period, then any outstanding obligations of the Company to provide the compensation or benefits provided in Section 1.4(b) (such compensation or benefits, the “Consulting Benefits”) shall immediately terminate.
2.Other Agreements and Representations.
2.1Mutual Non-Disparagement. Executive agrees not to disparage the Company or its affiliates or any of their respective employees or directors in any manner likely to be harmful to its or their business, business reputations, or personal reputations. The Company agrees to instruct its officers and directors not to disparage Executive in any manner likely to be harmful to Executive’s business reputation or personal reputation.
2.2Continuing Obligations.
(a)Executive (i) acknowledges and reaffirms Executive’s continuing obligations under any existing agreements or arrangements with the Company or any of its affiliates containing restrictive covenants in favor of the Company and its affiliates, including, without limitation, the Proprietary Information and Invention Agreement dated November 11, 2019 (the “PIIAA”) and the Company’s Employee Handbook; (ii) acknowledges the restrictions set forth in Section 1.4(b); (iii) acknowledges and agrees that Executive continues to be subject to the Company’s Insider Trading Compliance Policy and Procedures; (iv) acknowledges and agrees that Executive may continue to be in possession of material non-public information about the Company for an indefinite period of time following the Employment Departure Date and/or the end of the Consulting Period and that if Executive is aware of material nonpublic information about the Company not to trade in securities of the Company or disclose material nonpublic information about the Company to a third-party other than on a need-to-know basis, until that information has become public or is no longer material; (v) acknowledges and agrees that after the Employment Departure Date, Executive may continue to be subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16”) and agrees to comply with the requirements of Section 16; and (vi) acknowledges and agrees that Executive may continue to be an “affiliate” for purposes of federal securities law and agrees to sell Company stock in compliance with restrictions imposed by Rule 144 of the Securities Act of 1933 ((i) through (vi), the “Continuing Obligations”).
(b)Nothing in this Agreement (a) prevents Executive from exercising any protected rights, including under Section 7 of the National Labor Relations Act, or discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, (b) prevents either party hereto from responding truthfully to subpoenas or similar legal requests, making truthful statements in connection with legal proceedings, or conferring with accountants, legal advisors or other advisors, or (c) prohibits Executive from communicating with any government agency, including Executive’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, or similar agency, or to cooperate with or participate in any investigation conducted by such agency or to make any other disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, Executive does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Further, Executive understands that: (i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
3.Cooperation; Return of Company Property. Executive shall provide Executive’s reasonable cooperation with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company; provided the Company shall reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive. Executive represents and warrants that Executive shall, on or prior to the Employment Departure Date, complete the actions set forth in Section 4 of the PIIAA (Return of Company Property); provided that Executive may retain items if necessary to perform his duties (if such duties are stated and directed explicitly by the Company) during the Consulting Period.
4.Government Contracts. In the event Executive performs services under this Agreement in connection with any government contract in which the Company may be the prime contractor or subcontractor, Executive agrees to abide by all laws, rules and regulations relating thereto. To the extent that any such law, rule or regulation requires that a provision or clause be included in this Agreement, Executive agrees that such provision or clause shall be added to this Agreement and the same shall then become a part of this Agreement.
5.Export Laws. Executive agrees not to export, directly or indirectly, any proprietary or technical data acquired from the Company or any products utilizing such data to countries outside the United States in violation of the U.S. export laws or regulations.
6.FCPA; Anti-Bribery. Executive agrees to perform the Consulting Services at all times in accordance with, and shall not violate nor permit any of their agents or representatives to violate, the terms or provisions of the Foreign Corrupt Practices Act, UK Anti Bribery Law and any other applicable anti-bribery or anti-corruption law of the United States or any other jurisdiction.
7.Section 409A. This Agreement is intended to satisfy or be exempt from the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date hereof (collectively, “Section 409A”), and shall be administered and interpreted accordingly. Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Section 409A. If as of the Employment Departure Date Executive is a “specified employee” under Section 409A and any applicable policy of the Company, then any payment under this Agreement that is treated as deferred compensation under Section 409A payable upon termination of Executive’s employment shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” as determined under Section 409A (without interest or earnings). To the extent that payments under this Agreement are payments under a “reimbursement plan” subject to Section 409A, the right to reimbursement may not be exchanged for cash or any other benefit, the amount of expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of any eligible expense shall be made pursuant to the Company’s normal policies and procedures for expense reimbursement, which shall be in any event no later than the last day of the calendar year following the calendar year in which the expense was incurred.
8.Return of Agreement. Once Executive reviews and signs this Agreement, Executive must deliver it to Paul Alpern, via email at paul.alpern@arteris.com, for signature by the Company.
9.Confidentiality of Agreement. Executive has agreed that, except as may be required by law, neither Executive nor any member of Executive’s family, nor anyone employed by Executive or under Executive’s authority or control, shall disclose to any individual or entity the terms of this Agreement or the circumstances of Executive’s separation from the Company; provided, however, that the foregoing shall not prohibit Executive from disclosing the terms and conditions of this Agreement to Executive’s attorneys, tax advisors, accountants and/or immediate family members (collectively, “Executive’s Confidants”), on a need to know basis only, provided that Executive informs Executive’s Confidants of this Section 9 and they agree to keep any such disclosed information strictly confidential. Executive understands and agrees that this Section 9 is a material provision of this Agreement and that any breach of this Section 9 by Executive or Executive’s Confidants shall be a material breach of this Agreement.
10.Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit, or other proceeding that may be prosecuted, instituted, or attempted by Executive in breach hereof.
11.Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
12.Applicable Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement, regardless of the law that might be applied under such state’s conflict of laws principles. For purposes of litigating any dispute that arises directly or indirectly in respect of this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of Wilmington County, or the federal courts for the United States for the District of Delaware, and no other courts, where this grant is made and/or to be performed. Executive acknowledges that Executive is individually represented by legal counsel in negotiating the terms of this Agreement, including this Section 12 designating the venue and forum in which a controversy arising from this Agreement may be adjudicated and the choice of law to be applied.

13.Entire Agreement; Modification; Waiver. This Agreement is intended to be the entire agreement between the parties hereto and supersedes and cancels any and all other and prior agreements, written or oral, between the parties hereto regarding this subject matter (except with respect to the Continuing Obligations and any provisions in any other agreement between Executive and the Company or any of its affiliates that survive a termination of employment pursuant to their terms, which shall, in each case, remain in effect in accordance with their terms), including, but not limited to, the Change in Control and Severance Agreement, dated as of July 30, 2024. The parties hereto agree that no waiver, amendment, or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment, or modification. No waiver of any term, condition, or default of any term of this Agreement shall be construed as a waiver of any other term, condition, or default.
14.Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
15.Legal Fees. The Company agrees to pay your reasonable legal fees incurred by you directly to your counsel up to a maximum of $10,000.
16.Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Agreement, delivered by either party hereto by photographic, facsimile or PDF shall be deemed to be an original signature thereto.
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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Executive
Dated: July 31, 2026	By:	/s/ Nicholas B. Hawkins
	Name:	Nicholas B. Hawkins

Arteris, Inc.
Dated: July 31, 2026	By:	/s/ K. Charles Janac
	Name:	K. Charles Janac
	Title:	President and CEO

[Signature Page to Confidential Separation and Consulting Agreement]

EXHIBIT A
GENERAL RELEASE OF CLAIMS
    This General Release of Claims (this “Release”) is made by Nick Hawkins (“Executive”) in favor of Arteris, Inc. (the “Company”) and the “Releasees” (as defined below), as of the date of Executive’s execution of this Release.
1.Release by Executive. In exchange for the severance benefits set forth in Section 1.3 of the Confidential Separation and Consulting Agreement by and between the Company and Executive (the “Agreement”) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Executive now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers Benefit Protection Act of 1990 (“OWBPA”); Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; Cal. Lab. Code §§ 98.6 and 1102.5 for retaliation; the California Family Rights Act; the California Unruh Civil Rights Act; the California Confidentiality of Medical Information Act; the California Parental Leave Law; the California Military Personnel Bias Law; the California Occupational Safety and Health Act; the California Labor Code; discrimination and harassment claims under California's Fair Employment and Housing Act; and any federal, state or local laws of similar effect.
2.Claims Not Released. This Release shall not apply to: the Company’s obligations to provide to Executive payment of the Accrued Obligations (as defined in the Agreement); Executive’s right to assert claims for workers’ compensation or unemployment benefits; Executive’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Executive releases Executive’s right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act; Executive’s vested rights under any retirement or welfare benefit plan of the Company; or any other rights that may not be waived by an employee under applicable law.
3.Unknown Claims. Executive acknowledges that Executive has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive, being aware of said California Civil Code section, hereby expressly waives any rights Executive may have thereunder, as well as under any other state or local statutes or common law principles of similar effect.
4.Older Workers Benefit Protection Act. In accordance with the OWBPA, Executive is hereby advised as follows:
(a)Executive has read this Release and understands its terms and effect, including the fact that Executive is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.
(b)Executive understands that, by entering into this Release, Executive does not waive any Claims that may arise after the date of Executive’s execution of this Release, including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Release.
(c)Executive has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Executive acknowledges is adequate and satisfactory to Executive and in addition to any other benefits to which Executive is otherwise entitled.
(d)The Company advises Executive to consult with an attorney prior to executing this Release.
(e)Executive has twenty-one (21) days to review and decide whether or not to sign this Release. If Executive signs this Release prior to the expiration of such period, Executive acknowledges that Executive has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Executive does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Executive waives the restarting of the twenty-one (21) day period.
(f)Executive has seven (7) days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period. If Executive revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Executive and Executive will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release.
(g)If Executive wishes to revoke this Release, Executive shall deliver written notice stating Executive’s intent to revoke this Release to Paul Alpern, via email at paul.alpern@arteris.com, on or before 5:00 p.m. on the seventh (7th) day after the date on which Executive signs this Release.
5.Representations. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Executive may have against Releasees, or any of them, and Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. This indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity. Executive agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Executive agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
6.No Actions. Executive represents and warrants to the Company that Executive has no pending actions, Claims or charges of any kind. Executive agrees that if Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Executive will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Executive shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (1) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (2) Executive’s right to file a charge with the EEOC or any other government agency; however, Executive hereby waives any right to any damages or individual relief resulting from any such charge; provided, that Executive is not agreeing to waive, and this Release shall not be read as requiring Executive to waive, any right Executive may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.
7.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Executive (or Executive’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Commodity Futures Trading Commission, the Department of Justice or any other securities regulatory agency, self- regulatory authority or non-U.S., federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) receiving an award for information provided to any

Government Agency, and/or (iv) disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. It is understood that this Release shall not require Executive to notify any Releasee of a request for information from any Governmental Agency that is not directed to the Company or of Executive’s decision to file a charge or complaint with or participate in an investigation conducted by any Governmental Agency. Notwithstanding the foregoing, Executive recognizes that, in connection with the provision of information to any Governmental Agency, Executive must inform such Governmental Agency that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third party, including any Governmental Agency, information Executive came to learn during Executive’s service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
8.Miscellaneous.
(a)No Admission. Executive understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.
(b)Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.
(c)Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.
(d)Construction of Release. Executive has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.
(e)Entire Agreement/Integration. This Release, together with the Agreement, constitutes the entire agreement between Executive and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Executive and an authorized representative of the Company.

(f)Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.
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Sign only on or within twenty-one (21) days after September 1, 2027.

Nick Hawkins

Date:

EXHIBIT B
EQUITY AWARDS SUBJECT TO MODIFIED VESTING SCHEDULE

Award Type	Grant Date	Vest Date	Grant Name	Grant Exercise Price /Grant Price	Number of Shares Vesting*
Share Units (RSU)	07-Mar-2023	01-Oct-2026	2023-Mar 7 RSU Executive	$0.00	1,973
Share Units (RSU)	07-Mar-2023	01-Jan-2027	2023-Mar 7 RSU Executive	$0.00	1,973
Share Units (RSU)	01-Feb-2024	01-Oct-2026	2024-FEB1-RSU	$0.00	2,000
Share Units (RSU)	01-Feb-2024	01-Jan-2027	2024-FEB1-RSU	$0.00	2,000
Share Units (RSU)	01-Feb-2024	01-Apr-2027	2024-FEB1-RSU	$0.00	2,000
Share Units (RSU)	01-Feb-2024	01-Jul-2027	2024-FEB1-RSU	$0.00	2,000
Options (NQ)	21-Feb-2025	01-Oct-2026	2025-Feb21-NQ-EXEC	$9.28	1,562
Options (NQ)	21-Feb-2025	01-Jan-2027	2025-Feb21-NQ-EXEC	$9.28	1,562
Options (NQ)	21-Feb-2025	01-Apr-2027	2025-Feb21-NQ-EXEC	$9.28	1,562
Options (NQ)	21-Feb-2025	01-Jul-2027	2025-Feb21-NQ-EXEC	$9.28	1,562
Share Units (RSU)	21-Feb-2025	01-Oct-2026	2025-Feb21-RSU-EXEC	$0.00	1,181
Share Units (RSU)	21-Feb-2025	01-Jan-2027	2025-Feb21-RSU-EXEC	$0.00	1,180
Share Units (RSU)	21-Feb-2025	01-Apr-2027	2025-Feb21-RSU-EXEC	$0.00	1,180
Share Units (RSU)	21-Feb-2025	01-Jul-2027	2025-Feb21-RSU-EXEC	$0.00	1,181
Share Units (RSU)	18-Feb-2026	01-Oct-2026	2026-Feb18-RSU-EXEC	$0.00	1,288
Share Units (RSU)	18-Feb-2026	01-Jan-2027	2026-Feb18-RSU-EXEC	$0.00	1,288
Share Units (RSU)	18-Feb-2026	01-Apr-2027	2026-Feb18-RSU-EXEC	$0.00	1,288
Share Units (RSU)	18-Feb-2026	01-Jul-2027	2026-Feb18-RSU-EXEC	$0.00	1,288
* Number of shares vesting represents 50% of the shares that would have vested over the Consulting Period in accordance with the original grant vesting schedule, in accordance with the Modified Vesting Schedule.